UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2008

GWS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52504	20-2721447
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15455 N. Greenway-Hayden Loop, Suite C4, Scottsdale, Arizona 85260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (480)619.4747

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Reference is made to the Registrant's press releases as follows:

Press release dated September 11, 2008, which is attached hereto as Exhibit 99.1.

Item 8.01 Other Events

On May 27, 2008, as previously reported, the Company filed a lawsuit in the United States District Court, Central District of California, Case No. SACV08-00586 CJC (PLAx) alleging securities law violations and fraud against Douglas G. Furth individually and allegedly dba Millennium Consulting Group, Inc., a defunct Ohio corporation; Mark Fixler; JAG Enterprises, LLC; Michel Attias; Brendon Attias; Timothy Garlin; and various DOE defendants for disgorgement of short-swing profits in violation of the Securities Exchange Act of 1934, Section 16(b) and for recovery of damages for fraud and deceit. These defendants, collectively, refer to themselves as “the Group”.

The lawsuit also sought the return of one million shares of stock given to the Group Defendants as consideration for alleged consulting services which were never performed, and which allowed the Group Defendants to engage in, as the Company alleges, illegal manipulation of the Company's stock

On August 7, 2008 we filed a First Amended Complaint adding, among others, defendants Comprehensive Financial Services, LLC, an Ohio limited liability company; The Signature Fund, a purported Ohio limited partnership; Signature Management, LLC, an Ohio limited liability company; Marc J. Bernstein; Legent Clearing LLC, a Nebraska company; UBS Financial Services, Inc., a California company; and National Financial Services LLC aka Fidelity Investments National Financial Services, a Massachusetts company. Our investigation into this matter is continuing and we anticipate naming additional defendants and additional causes of action.

Today we filed a complaint with The Financial Industry Regulatory Authority (FINRA) against defendants Legent Clearing LLC and National Financial Services LLC aka Fidelity Investments National Financial Services, clearing firms which the company believes aided and abetted stock manipulation yesterday, resulting in a significant decline in the Company’s stock price. We anticipate filing additional complaints with FINRA against these clearing firms for their participation in aiding and abetting a scheme by the Group to control the market for our stock, including ‘wash’ sales and other illegal practices.

The FINRA complaint alleges that Defendants transferred significant portions of the stock at issue between and among Legent and National Financial Services to assist the Group in manipulating the market price, and volume, of the Company’s stock.

In regard to Legent, the First Amended Complaint to our federal lawsuit was served on Legent on August 11, 2008. At that time our General Counsel discussed the lawsuit with Legent’s Compliance Officer, Mr. Craig Black.  Our General Counsel stated the Company's intent to name Legent, and other brokerages, as defendants for the specific purpose of recovering the stock.  General Counsel also stated to Mr. Black the intent to seek an injunction if Legent would not freeze the account.  Mr. Black replied that an injunction would not be needed and the account was "frozen" and that the stock would not be traded or allowed to be moved.

Our General Counsel and Mr. Black had several discussions about procedure, which would involve Legent placing the disputed stock at the Court for disposition.  On one occasion, Mr. Black stated that Legent was being "threatened" by the other parties if the stock was not given back to those Defendants, rather than to the Court for safekeeping.  At that time, the discussion was the procedure by which Legent would place the stock with the Court.

On September 10, 2008, the Company noticed abnormalities in its stock trading.  Numerous calls to Legent went unanswered.  Finally, after the market close, Mr. Black returned our General Counsel's call.  Mr. Black stated, despite the pending lawsuit seeking return of the stock and despite the representations of Mr. Black on behalf of Legent as Compliance Officer, that Legent had allowed the transfer of the stock held there. Specifically, after reviewing the Company’s security position reports, we determined that on or about September 5, 2008 Legent transferred approximately 550,000 shares of Company stock controlled by the Group Defendants to NFS without any advance notice to the Company.  We believe the abnormal trading yesterday, and the significant decline in the share price of our stock, was part of an organized effort to manipulate our stock price and damage both our Company and our shareholders.

In regard to National Financial Services LLC aka Fidelity Investments National Financial Services (“NFS”), we believe the Group Defendants have transferred the stock in and out of NFS in an attempt to avoid any court action which would prevent them from engaging in their illegal market manipulation scheme.  We are actively investigating further charges and claims against Legent, NFS, the Group, and the other defendants and any other parties that had knowledge of these defendants' malicious actions and assisted in these acts. We intend to prosecute the guilty parties to the furthest extent of the law in federal court and we are simultaneously seeking all available relief from regulatory agencies.

The amount of defendants’ short-swing profit liability is unknown at this time but the Company intends to engage in expedited discovery to determine defendants’ trading profits which, by statute, must be returned to the Company.

Item 9.01 Index to Exhibits
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99.1      Press release dated September 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWS Technologies, Inc.

Date: September 11, 2008

/s/ Richard Reincke
President and Chief Executive Officer